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                                                                    EXHIBIT 23.3

              Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of RoTech Medical Corporation for the registration of $110,000,000 of 5 1/4% Convertible Subordinated Debentures due 2003 and 4,190,476 shares of its common stock and to the incorporation by reference therein of our report dated September 15, 1993, except for Income Per Share of Note 1 as to which the date is April 17, 1996, with respect to the July 31, 1993 consolidated financial statements of RoTech Medical Corporation included in its Current Report on Form 8-K dated August 19, 1996, filed with the Securities and Exchange Commission.


                                                 Ernst & Young LLP


Orlando, Florida
August 26, 1996